Exhibit 99.1

Contact:

Brian E. Powers, Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

August 10, 2022
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Second Quarter 2022 Results

●	Sales of $31.9 million for the quarter, an increase of 21% over Q2 2021
●	Sales of $62.9 million for the six-month period, an increase of 25% over 2021
●	Completed the acquisition of Knitting Machinery Company of America

CLEVELAND, OHIO, August 10, 2022 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the three-month and six-month periods ended June 30, 2022.

For the quarter ended June 30, 2022, sales were $31.9 million compared to $26.4 million in the same period last year, an increase of 21%.  In this quarter, the Company recorded operating income of $2.4 million compared to $2.1 million in the same period last year, an increase of 12%. Net income was $1.2 million, or $0.34 per fully diluted share, compared to $1.2 million, or $0.37 per fully diluted share in the second quarter of last year. For the quarter, net income and earnings per share were negatively impacted by $0.6 million of unrealized losses on non-operating strategic investments in equity securities.

For the six months ended June 30, 2022, sales were $62.9 million compared to $50.4 million in the same period last year, an increase of 25%.  For the six-month period, the Company recorded operating income of $3.8 million compared to $4.4 million in the same period last year. Net income was $2.2 million, or $0.65 per fully diluted share, compared to $4.4 million, or $1.29 per fully diluted share in the first six months of last year. The decreases in operating income, net income and earnings per share for the six month period were due in part to non-cash stock awards valued at $0.9 million in the current year compared to $0.3 million in the same period last year, based on the substantially higher share price this year. In addition, net income and earnings per share in the first half of 2021 were higher due in part to forgiveness of debt in the amount of $1.5 million under the CARES Act.

For the quarter and the six months ended June 30, 2022, the increase in revenue was attributable to organic growth in each of the company’s operating segments, as well as the acquisitions of Emergency Hydraulics in July 2021, Reverso Pumps and Separ Filters of America in January 2022, and Knitting Machinery Company of America in May 2022.

Brian Powers, President and CEO, stated “We are pleased with the ongoing growth of our company and remain confident in our ability to achieve long-term strategic priorities. Crawford United is continuing to explore opportunities for increased revenue and improved profitability, always with an eye towards additional acquisitions.”

About Crawford United Corporation.

Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, education, aerospace, defense, and transportation. The company currently operates two business segments. The Commercial Air Handling Equipment segment is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions, primarily for hospitals and universities. The Industrial & Transportation Products segment provides highly complex precision components to customers in the aerospace and defense industries, as well as a full line of branded metal, silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, or other statements made by the Company, are made based upon management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by such forward looking statements. These uncertainties and factors include the Company’s ability to successfully integrate acquisitions, and manage the larger operations of the combined businesses, the Company’s dependence upon a limited number of customers in the aerospace industry, the highly competitive industry in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, the Company’s ability to capitalize on market opportunities in certain sectors, the Company’s ability to obtain cost effective financing and the Company’s ability to satisfy obligations under its financing arrangements, shortages in supply or increased costs of freight, labor or necessary products, components or raw materials, statements related to the expected effects on the Company’s business of the COVID-19 pandemic, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company’s products, actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions and any re-imposed public health measures or tightened public health restrictions in response to any increased spread of new strains of COVID-19 in the Company’s markets, the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, efforts made to combat COVID-19, including vaccine development and distribution, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, including the economic impact of inflation and Russia’s invasion of Ukraine, as well as the risks described from time to time in the Company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Brian E. Powers

President & CEO

216-243-2449

bpowers@crawfordunited.com

“Crawford United has a great future behind it.”

CRAWFORD UNITED CORPORATION
Consolidated Income Statement (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2022		2021		2022		2021
Sales	$31,902,027	100%	$26,449,885	100%	$62,904,773	100%	$50,443,889	100%
Cost of Sales	25,133,536	79%	20,669,595	78%	49,769,876	79%	38,660,678	77%
Gross Profit	6,768,491	21%	5,780,290	22%	13,134,897	21%	11,783,211	23%

Selling, general and administrative expenses	4,392,964	14%	3,660,493	14%	9,362,048	15%	7,337,954	14%
Operating Income	2,375,527	7%	2,119,797	8%	3,772,849	6%	4,445,257	9%

Interest charges	154,065	0%	238,696	1%	415,081	1%	457,314	1%
Other (income) expense, net	625,792	2%	286,644	1%	121,007	0%	(1,275,473)	-3%
Income before Income Taxes	1,595,670	5%	1,594,457	6%	3,236,761	5%	5,263,416	11%
Income tax expense	424,406	1%	347,152	1%	999,622	2%	872,694	2%
Net income	$1,171,264	4%	$1,247,305	5%	$2,237,139	3%	$4,390,722	9%

Net income (loss) per common share
Basic	$0.34		$0.37		$0.65		$1.29
Diluted	$0.34		$0.37		$0.65		$1.29

Weighted average shares outstanding
Basic	3,464,765		3,408,906		3,449,465		3,400,917
Diluted	3,464,765		3,409,800		3,449,465		3,401,805